                                                                    EXHIBIT 12.1

                            AMERICAN ECO CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

     The following illustrates the computation of the historical ratio of earnings to fixed charges:

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
                                                                                        PRO FORMA
                                                                                          TWELVE          THREE MONTHS ENDED
                                          FISCAL YEAR ENDED NOVEMBER 30,                  MONTHS             FEBRUARY 28,
                               -----------------------------------------------------      ENDED       ---------------------------
                                                                           PRO FORMA   FEBRUARY 28,                     PRO FORMA
                               1993    1994     1995     1996     1997       1997          1998        1997     1998      1998
                               ----   ------   ------   ------   -------   ---------   ------------   ------   ------   ---------
Pretax income...............   $375   $1,008   $3,060   $7,954   $19,264    $18,215      $18,197      $3,545   $3,321    $3,222
Fixed charges...............    255      723      773    1,926     5,157      6,206        6,353         460      813       912
                               ----   ------   ------   ------   -------    -------      -------      ------   ------    ------
        Total earnings......   $630   $1,731   $3,833   $9,880   $24,421    $24,421      $24,550      $4,005   $4,134    $4,134
                               ====   ======   ======   ======   =======    =======      =======      ======   ======    ======
Interest expense............    229      681      713    1,747     4,946      5,995        6,134         415      760       859
Rental expense..............     26       42       60      179       211        211          219          45       53        53
                               ----   ------   ------   ------   -------    -------      -------      ------   ------    ------
        Total fixed
          charges...........   $255   $  723   $  773   $1,926   $ 5,157    $ 6,206      $ 6,353      $  460   $  813    $  912
                               ====   ======   ======   ======   =======    =======      =======      ======   ======    ======
Ratio of Earnings to Fixed
  Charges...................    2.5      2.4      5.0      5.1       4.7        3.9          3.9         8.7      5.1       4.5
                               ====   ======   ======   ======   =======    =======      =======      ======   ======    ======
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